PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q
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CHANGES IN FINANCIAL POSITION

(Dollars in Thousands)

                                                     Unaudited
                                                  Six months ended
                                                       June 30

                                                  1997      1996
Source of Cash:
     Net income                                   $414      $411

     Decrease in accounts payable                   (6)       (3)

          Cash provided from operations           $408      $408


Use of Cash:

     Dividends paid                                408       408

     Increase (decrease) in cash                  $  -      $ (-)
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Notes:

     (1) The foregoing interim financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations for the interim periods.

     (2) Registrant has elected to be treated for tax purposes as a real estate investment trust. As such, the Trust is exempt from paying federal corporate income tax on any income that is distributed to shareholders. It has been Registrant's policy to distribute annually all of its ordinary taxable income. Consequently, no provision has been made for federal income tax.